UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
March 1, 2007

NETWORK CN INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30264	11-3177042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21/F, Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong
(Address of Principal Executive Offices)	(Zip Code)

(852) 2833-2186

Registrant’s Telephone Number, Including Area Code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 1, 2007, Shanghai Quo Advertising Company Limited (“Quo Advertising”), a wholly-owned subsidiary of Network CN Inc. (the "Company"), entered into a business agreement (the “Agreement”) with Wuhan Xin An Technology Development Company Limited (“Xin An Technology”), a company organized under the laws of the Peoples’ Republic of China (“PRC”), to construct, manage and operate 120 LED outdoor advertising panels and 2 digital billboards in the City of Wuhan, China (“The Project”). Pursuant to the terms of the Agreement, the Company, through its subsidiary, Quo Advertising, will design, fund, construct and maintain the Project. Xin An Technology will be responsible for making applications to obtain and obtaining all the relevant approvals from relevant government departments and authorities (excluding approvals in relation to telecommunications) in respect of the Project. Xin An Technology is required to complete the application process for approval of all relevant authorities and government departments no later than 30th April, 2007. Quo Advertising must complete the installation of panels in accordance with the relevant applications in two stages; the first stage (of 60 LED panels) shall be completed on or before 31st May, 2007 and the second (of 60 LED panels) shall be completed on or before 30th September, 2007. The billboards are also expected to be installed by the end of this 2007. Quo Advertising will own each of the LED panels and billboards constructed in the Project and have the exclusive right to manage the Project for eight (8) years.

Quo Advertising is responsible for the costs and expenses in relation to the building, installation, tuning and management control of the LED panels and billboards and also for the rent payable for the locations of the panels and billboards and the related daily maintenance and operation expenses. Quo Advertising has agreed to pay Xin An Technology a one-time real property rental fee of RMB20,000 (approximately US$2,582) per panel and a one-time panel installation fee of RMB25,000 (approximately US$3,227) per panel, which fees are payable in four installments based upon the receipt of installation approvals and certificates of completion of installation for each of the two installation stages. Quo Advertising has agreed to pay Xin An Technology a one-time application fee of RMB250,000 (approximately US$32,277), of which a deposit of RMB100,000 (approximately US$12,911) will be paid within one week of execution of the Agreement and the remaining RMB150,000 (approximately US$19,366) will be paid upon receipt of the required governmental approvals. Quo Advertising has also agreed to pay Xin An Technology an annual operation fee of RMB2,000,000 (approximately US$258,221) in quarterly installments. The operation fee will increase by 5% each year beginning in the third year of the contract. Quo Advertising has also granted Xin An Technology certain preferential rights to advertising space and time on the panels.

A portion of the airtime of the LED panels will be used to broadcast information of communal interest, as required by the applicable governmental agencies in the PRC, and the remainder of the airtime will be used for commercial advertisement. The Company will be entitled to the advertising and other revenues generated from the sale of airtime for the LED panels. The Company anticipates that it will complete the installation of all 120 LED panels by the end of September 2007 and that it will begin to generate advertising and other revenues from installed panels during the second half of 2007.

Xin An provides no guarantee that it has obtained or will obtain all relevant governmental approvals for the Project in the PRC or, if any such approvals are granted to Quo Advertising or Xin An Technology, that they will be respected by the issuing agency or other governmental agencies in the PRC for any specific period of time. However, if no such approvals are granted, Quo Advertising’s exposure under its agreement with Xin An Technology will be limited to the RMB100,000 (approximately US$12,911) paid following the execution of the Agreement. The Agreement and the expense reimbursement agreement are each governed by the law of the PRC.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

   (c) Exhibits

Exhibit
Number	Description
_______________________________________________________________

10.1	Business Joint Venture Agreement dated March 1, 2007, by and among Shanghai Quo Advertising Company Limited, a subsidiary of Network CN Inc., and Wuhan Xin An Technology Development Company Limited.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

NETWORK CN INC.

Date: March 7, 2007	By:	/s/ Godfrey Hui
Godfrey Hui
Chief Executive Officer